Exhibit 99.1

Execute Sports Announces Todd Hahn Joins the Company as CEO

Wednesday July 5, 9:24 am ET

SAN DIEGO, July 5, 2006 (PRIMEZONE) -- Execute Sports, Inc. (OTC BB:EXCS.OB - News) announced today that it has added Todd Hahn to its roster as CEO. Mr. Hahn comes to Execute Sports from the Familie, a leading action sports agency owned by Wasserman Media.

Mr. Hahn brings more than 16 years of action sports experience to Execute Sports. Prior to joining the Familie in 2003, he co-founded Action Sports Management another leading action sports agency. Prior to founding ASM, Mr. Hahn served as Marketing Director and Retail Manager for Big Deal.com and also as a national sales rep for World Industries. He has also acted in the capacity as consultant for several action start-up companies. Most recently, with the Familie, Mr. Hahn has represented several of the top snowboard, skateboard and BMX athletes in the industry.

``We are extremely happy to bring someone with Todd Hahn's caliber and industry experience on board to the Execute Sports team,'' commented Todd Pitcher, Execute Sports' President, noting that the addition of Hahn ``will add significant depth to our business as well as open some new and exciting areas of business going forward.''

Todd Hahn added that, ``I am pleased to join Execute Sports and think that it is a great opportunity to help build a leading action sports business that has some great brands and products to work with, such as Academy Snowboards and Kampus.''

About Execute Sports, Inc.

Based in San Clemente, California, Execute Sports, Inc. develops performance products including wetsuits, vests, rash guards, snowboards, wake skates, bindings, bags and apparel for the action sports industry. The Company's brands include Execute Wetsuits, Academy Snowboards, Kampus Wakeskates and Kampus Shoes, Collective Development Bindings and Collective Development Bags. In addition, Execute has an exclusive worldwide license to design, produce and distribute EagleRider apparel through EagleRider's 35 franchises and through the Company's eCommerce site, http://www.eagleridergear.com. For more information, go to http://www.executesports.com and http://www.academysnowboards.com.

Certain statements in this press release are forward-looking as defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include expectations regarding the ability of the company to continue its growth and the financial performance thereafter. These statements involve certain risks and uncertainties that may cause actual results to differ materially from expectations as of the date of this release. These risks include the ability to accomplish goals and strategies, anticipated revenue enhancements, general economic conditions and the level of consumer spending, and numerous other factors identified in the Company's Form 10-KSB and other filings with the Securities Exchange Commission.

Contact:
Execute Sports
Todd M. Pitcher
(858) 518-1387
Todd.pitcher@executesports.com

Investor Relations:
John Bevilacqua
(877) 891-7018
jb@sundargroup.com
Source: Execute Sports, Inc.